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                                                                    Exhibit 99.1






                                October 10, 2001


Mr. Michael Reschke
The Prime Group, Inc.
77 West Wacker Drive, Suite 4200
Chicago, Illinois  60601

Ladies and Gentlemen:


         Pursuant to our telephone conversation with you as well as with Marc Landow of Merill Lynch on Friday, October 5, 2001, during which we confirmed our decision to withdraw our offer and notwithstanding several discussions with yourself and Mr. Landow, since that date, Cadim inc., an affiliate of Caisse de depot et placement du Quebec, hereby notifies you that as a result of its due diligence investigation with respect to a Proposed Transaction with Prime Group Realty Trust ("PGE"), Cadim is unwilling to proceed further with negotiations with PGE relating to a Proposed Transaction at a price of $14.50 per share (unless otherwise indicated, all capitalized terms have the meaning given them in the Amended and Restated Support and Standstill Agreement, dated as of August 30, 2001, as amended by Amendment No. 1 dated September 14, 2001 (the "Standstill Agreement")). Therefore, Cadim hereby releases each PGI Party from all exclusivity provisions contained in the Standstill Agreement and considers the Exclusivity Period to have expired and each PGI Party hereby releases Cadim from the confidentiality obligations with respect to the Evaluation Material. In addition, the Amended and Restated Memorandum of Understanding, dated as of August 30, 2001 (the "MOU") is hereby null and void and of no further legal effect except as provided under 'Legal Effect" in the MOU.

                                            Very truly yours,

                                            Cadim inc.

                                            Per: /s/ Andre Collin
                                            Its: President and CEO

                                            Per: /s/ Richard Dansereau
                                            Its: Vice President



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Acknowledged by:

THE PRIME GROUP, INC.

BY:  /s/ MICHAEL W. RESCHKE
ITS: PRESIDENT AND CEO



PRIMESTONE INVESTMENT PARTNERS L.P.

BY:  PG/PRIMESTONE, LLC, ITS MANAGING GENERAL PARTNER
BY:  THE PRIME GROUP, INC., ADMINISTRATIVE MEMBER
BY:  /s/ MICHAEL W. RESCHKE
ITS: PRESIDENT AND CEO



PG/PRIMESTONE, LLC

BY:  THE PRIME GROUP, INC., ADMINISTRATIVE MEMBER
BY:  /s/ MICHAEL W. RESCHKE
ITS: PRESIDENT AND CEO

PRIME GROUP VI, L.P.

BY:  PGLP, INC., ITS GENERAL PARTNER
BY:  /s/ MICHAEL W. RESCHKE
ITS: PRESIDENT


PRIME GROUP LIMITED PARTNERSHIP

BY:  /s/ MICHAEL W. RESCHKE
ITS: MANAGING GENERAL PARTNER



/s/ MICHAEL W. RESCHKE
MICHAEL W. RESCHKE